Exhibit 99.1

March 2, 2023

Build Acquisition Corp. Announces Redemption of Public Shares and Subsequent Dissolution

AUSTIN, Texas—(BUSINESS WIRE)— Build Acquisition Corp. (the “Company”) today announced that it will redeem all of its outstanding common stock that was included in the units issued in its initial public offering (the “public shares”), effective as of the close of business on March 17, 2023, as the Company will not consummate an initial business combination on or prior to March 19, 2023.

Pursuant to the Amended and Restated Certificate of Incorporation, in the event that the Company has not consummated an initial business combination within 24 months from the closing of the initial public offering, the Company shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest (net of taxes payable, and less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board in accordance with applicable law, dissolve and liquidate, subject in each case to the Company’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

The per-share redemption price for the public shares will be approximately $10.21.

The public shares will cease trading as of the close of business on March 16, 2023. As of the close of business on March 17, 2023, the public shares will be deemed cancelled and will represent only the right to receive the redemption amount.

The redemption amount will be payable to the holders of the public shares upon delivery of their shares or units. Beneficial owners of public shares held in “street name,” however, will not need to take any action in order to receive the redemption amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless. The Company’s initial stockholders have waived their redemption rights with respect to the Company’s outstanding common stock issued before the Company’s initial public offering.

The Company expects that the New York Stock Exchange will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Build Acquisition Corp.

Christina Fok

christina@buildgroup.com

Source: Build Acquisition Corp.